SUPPLEMENT NO. 1 TO

                  PROXY STATEMENT DATED SEPTEMBER 20, 2001, OF

                         JORDAN AMERICAN HOLDINGS, INC.


                                 OCTOBER 3, 2001


     On October 2, 2001, the United States District Court for the Eastern District of Kentucky issued an order in the litigation brought against the Company by W. Neal Jordan. The Court granted Mr. Jordan's motion for a preliminary injunction to preclude the counting in connection with the Company's Annual Meeting of Shareholders to be held on October 4, 2001 (the "Annual Meeting"), of the 3,100,000 shares of the Company's common stock issued on August 6, 2001, to the Kirkland S. & Rena B. Lamb Foundation (the "Enjoined Stock") in exchange for 1,000,000 shares of the Company's outstanding preferred stock. The Court denied without prejudice Mr. Jordan's motion for a preliminary injunction to prevent the Company from issuing any additional shares of the Company's common stock. The Court also denied the Company's motion to dismiss the litigation.

     The court order has no other effect on the Enjoined Stock, which is therefore issued and outstanding for all purposes other than in connection with the Annual Meeting. As a result of the court order, the outstanding shares of the Company's common stock entitled to vote at the Annual Meeting is now 11,117,266 shares. Therefore, the table contained in the section of the Proxy Statement entitled "Voting Security Ownership of Certain Beneficial Owners and Management" is still accurate as regards to the beneficial ownership of shares of the Company's outstanding common stock regarding the power to dispose of those shares, but it is no longer accurate as to the beneficial ownership of shares of the Company's outstanding common stock regarding the power to vote those shares at the Annual Meeting.

     The following table sets forth, as of August 6, 2001, certain information concerning the Company's outstanding common stock that is entitled to vote at the Annual Meeting and that is owned of record or beneficially by (i) each person who owns beneficially more than 5% of the Company's outstanding common stock; (ii) each of the Company's Directors and Executive Officers and the other nominee for Director; and (iii) all Directors and Executive Officers of the Company as a group:

NAME AND ADDRESS OF                  SHARES ENTITLED TO
 BENEFICIAL OWNER                  VOTE AT ANNUAL MEETING       PERCENT OF CLASS
--------------------------------------------------------------------------------

W. Neal Jordan                             4,350,483                   39.1%
223B Main Street
Boxford, Massachusetts  01921

Kirkland S. & Rena B. Lamb                   750,000                    6.7%
  Foundation
5612 Meletio
Dallas, Texas  75230

Charles R. Clark                              22,100 (1)                0.2%
333 W. Vine St., Ste. 206
Lexington, KY 40507

A. J. Elko                                    30,000                    0.3%
333 W. Vine St., Ste. 206
Lexington, KY 40507

Emmett Pais                                        0                       *
2993 Jacks Run Road
White Oak, PA 15131

Gerald Bowyer                                      0                       *
820 Pine Hollow Rd.
McKees Rocks, PA 15136

Richard Williams                             750,000 (2)                6.7%
207 Chapman Rd.
West Lutz, FL 33549

M. Clare Gilchrist, Jr.                      200,405                    1.8%
54 Ashford Drive,
Cranberry Township, PA 16066

All Directors and Executive Officers       5,152,583 (3)               46.3%
as a group (6 persons)

-----------------------

* Less than 1%.


(1) Includes 13,100 shares owned by his relatives, as to which shares Mr. Clark disclaims any beneficial interest.

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

(2) Represents the shares of the Company's common stock entitled to vote at the Annual Meeting and owned of record by the Lamb Foundation because Mr. Williams, as a member of the investment committee of the Lamb Foundation, is deemed a "beneficial owner" of those shares because he shares the power to direct the voting or disposition of those shares. Mr. Williams disclaims any beneficial interest in those shares.

(3) Mr. Jordan is opposing his removal as a Director of the Company and the nominees for Director recommended by the Company and all of the other proposals presented by the Board of Directors to the Shareholders at the Annual Meeting, except for the ratification of the Company's selection of independent auditor. Mr. Jordan owns of record 39.1% of the outstanding shares of the Company's common stock entitled to vote at the Meeting (the "Voting Stock"). He may also be able to influence the trustee he recently appointed for the irrevocable trusts of his children, which collectively own of record 5.0% of the Voting Stock, to vote with him. The Lamb Foundation has indicated to the Company that it has no confidence in Mr. Jordan's ability to manage the Company and opposes Mr. Jordan's efforts to control the Company. The Lamb Foundation, the other members of the Company's management and the other nominee for Director recommended by the Company collectively own 9.0% of the Voting Stock.

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